Exhibit 10.21

2011 OFFICER SHORT-TERM INCENTIVE PLAN

On February 15, 2011, the Compensation Committee of the PG&E Corporation Board of Directors (“Committee”) approved the specific performance targets for each component of the 2011 Short-Term Incentive Plan (“STIP”). The Committee previously approved the STIP structure and the weighting of each component in December 2010. Officers of PG&E Corporation and Pacific Gas and Electric Company (“Utility”) (together, the “Companies”) are eligible to receive cash incentives under the STIP based on the extent to which the adopted 2011 performance targets are met. Target cash awards under the STIP may range from 40 percent to 100 percent of base salary depending on officer level, with a maximum payout of 200 percent of the officer’s targeted award, as determined by the Committee. The Committee will retain complete discretion to determine and make final STIP awards to all officers and non-officer employees.

The corporate financial performance target, with a weighting of 50%, is based on PG&E Corporation’s budgeted earnings from operations that were previously approved by the Board of Directors, consistent with the basis for reporting and guidance to the financial community. As with previous earnings performance scales, unbudgeted items impacting comparability such as changes in accounting methods, workforce restructuring, and one-time occurrences will be excluded.

The Committee also approved the 2011 performance targets for each of the four other measures set forth in the table below. The 2010 performance results for each of these measures are included for comparative purposes.

2011 STIP Operational Performance Targets(1)

Measure	Relative Weight	2010 Results	2011 Target
Operational Excellence Index(2) (Previously Reliable Energy Delivery Index & Safety Index)	25.0%	0.902 (REDI) 1.000 (Safety)	1.000
Customer Satisfaction and Brand Health Index (Residential & Business)(3)	15.0%	74.60	75.30
Employee Engagement Index (Premier) Survey(4)	5%	67.59	69.59
Environmental Leadership(5)	5%	1.842	1.000

1.	As explained above, 50% of the STIP award will be based on achievement of corporate earnings from operations targets.

2.	The Operational Excellence Index is a new measure that combines two previously separate measures: the Reliable Energy Delivery Index (REDI) and the Safety Index. This new measure is comprised of three subcomponents: (1) Electric Reliable Energy Delivery, which measures the Utility’s reliable energy delivery with respect to electricity, (2) Gas Reliable Energy Delivery, which measures the Utility’s reliable energy delivery with respect to gas, and (3) Safety Performance, which measures performance on employee safety and reinforces the Companies’ commitment to employees and the importance of safety to the Companies’ performance. The Safety Performance subcomponent includes the same two metrics used in the 2010 STIP: (1) Occupational Safety and Health Administration (OSHA) Recordable Rate, and (2) Motor Vehicle Incident (MVI) Rate. The Committee will retain complete discretion to reduce the final Safety Performance rating downward to zero based on the Companies’ overall safety performance for 2011. The Companies’ overall safety performance will be measured both by the quantitative measures described above and by qualitative performance. With respect to qualitative performance, the Committee will consider the collective impact that the Companies’ business operations have had on public and employee safety.

3.	The Customer Satisfaction and Brand Health Index measures Utility customer perceptions of the Utility’s performance in delivering services, such as reliability, pricing of services, customer service experience, and favorability toward the Pacific Gas and Electric Company brand. The score on this measure is the result of a quarterly survey performed by an independent research firm, BlueOcean Market Intelligence, and is a combination of (1) a customer satisfaction score, which has a 75% weighting, and (2) a brand favorability score (measuring the relative strength of the Pacific Gas and Electric Company brand against a select group of companies), which has a 25% weighting. The customer satisfaction score will measure overall satisfaction with the Utility’s operational performance in delivering its services. The brand favorability score will measure residential, small business. and medium business customer perceptions.

4.	The Employee Engagement Index is based on eight questions from the Premier Survey that were developed by the Companies’ survey vendor, Valtera Corporation. These eight questions are part of Valtera Corporation’s national survey that includes more than 180 companies on Fortune’s “Best Companies to Work For” and “Most Admired Companies” lists. The Premier Survey is the primary tool used to measure employee engagement at PG&E Corporation and the Utility.

5.	Environmental compliance is measured by the (1) number of Notices of Violation (NOV) received, and (2) the Utility’s operational footprint in reducing energy and water usage, and increasing administrative waste diversion from landfill. Energy reduction is measured by the percent reduction in millions of British thermal units for a subset of Utility facilities. Water use reduction is measured by the percentage reduction in water consumption, in gallons, for a subset of Utility facilities. Administrative waste diversion is measured by the percentage reduction in administrative waste disposal at a subset of Utility facilities. Administrative waste includes non-hazardous waste, such as glass, paper, and certain metals produced by buildings. The focus of this measure is to divert waste from landfills, primarily through increased recycling efforts. Reductions are cumulative each year. Targets represent additional reductions over those achieved in 2010.